Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of July 14, 2006 (this “Third Supplemental Indenture”), among Aleris International, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), the guarantors (the “Guarantors”) named in the Indenture (as defined below) and LaSalle Bank National Association, as Trustee under the Indenture.

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of November 4, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $125.0 million of 9% Senior Notes due 2014 of the Company (the “Securities”);

WHEREAS, Section 10.02 of the Indenture provides that the Company and the Trustee may make certain amendments to the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company distributed an Offer to Purchase and Consent Solicitation Statement dated as of June 30, 2006 (the “Offer to Purchase”), in order to, among other things, make an offer to purchase (the “Offer”) all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the “Consents”) from the Holders to amendments to the Indenture (the “Amendments”);

WHEREAS, Holders of at least a majority in aggregate principal amount of the Notes outstanding have given and, as of the date hereof, have not withdrawn their consent to the Amendments and

WHEREAS, the execution of this Third Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel with respect to such authorization, and all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Effect

SECTION 2.1 Effect. This Third Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the amendments set forth in Article 3 below shall only become operative when validly tendered Notes representing at least a majority of the then aggregate outstanding principal amount of the Notes (excluding for such purposes any Notes owned by the Company or any of its Affiliates) are accepted for purchase pursuant to the Offer. If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the Payment Date (as defined in the Offer to Purchase), the amendments set forth in Article 3 hereof shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.

ARTICLE III

Amendments

SECTION 3.1 Amendments to the Indenture. The Indenture is hereby amended as follows:

(i) Sections 4.05, 4.07, 4.08, 4.10, 4.13, 4.15, 4.16, 4.17, 4.19 and 4.20 are hereby amended by deleting all such Sections in their entirety and all references thereto contained elsewhere in the Indenture in their entirety and these Sections shall be of no further force and effect and the words “[INTENTIONALLY OMITTED]” shall be inserted, in each case, in place of the deleted text;

(ii) The text of Section 4.09 is hereby amended to read as follows:

“(a) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(b) [Intentionally omitted].”

(iii) The text of Section 4.14 is hereby amended to read as follows:

“Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company.”

(iv) The text of Section 5.01 is hereby amended to read as follows:

“(a) The Company will not, in a single transaction or series of related transactions, consolidate with, or merge with or into, any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition such properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”): shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) [Intentionally omitted];

(3) [Intentionally omitted];

(4) [Intentionally omitted].

The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

(b) [Intentionally omitted].”

(vi) The text of Section 6.01 is hereby amended to read as follows:

“Each of the following events constitutes an “Event of Default”:

(a) the failure to pay interest on any Notes when the same becomes due and payable and such default continues for 30 days;

(b) the failure to pay the principal of, or premium, if any, on any Notes, when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer and including the failure to make a special mandatory redemption when required by Section 3.08);

(c) a default in the observance or performance of any other covenant or agreement described under Article 4 contained in this Indenture which default continues for 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) [Intentionally omitted];

(e) [Intentionally omitted];

(f) a court of competent jurisdiction enters a decree or order under Bankruptcy Law for

(i) relief against the Company in an involuntary case;

(ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company; or

(iii) the winding up or liquidation of the affairs of the Company and, in each case, such decree or order shall remain unstayed and in effect for a period of [90] consecutive days;

(g) the Company, pursuant to or within the meaning of applicable Bankruptcy Law:

(i)	commences a voluntary case or proceeding, or consents to the entry of an order for relief in an involuntary case,

(ii)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company,

(iii)	makes any general assignment for the benefit of creditors; or

(h) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than by reason of release of a Guarantor in accordance with the terms of this Indenture) or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee.”

(vii) The text of Section 9.04 is hereby amended to read as follows:

“The following are the conditions precedent to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) [Intentionally omitted];

(3) [Intentionally omitted];

(4) [Intentionally omitted];

(5) [Intentionally omitted];

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) [Intentionally omitted].”

(viii) Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to this Article 3, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in this Article 3 above or that have been otherwise deleted pursuant to this Third Supplemental Indenture are hereby deleted in their entirety.

ARTICLE IV

Miscellaneous

SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Third Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.3 Severability Clause. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.4 Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Third Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Third Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.6 Headings. The headings of the Articles and the sections in this Third Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

ALERIS INTERNATIONAL, INC.

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	Senior Vice President

ALCHEM ALUMINUM SHELBYVILLE INC.
ALCHEM ALUMINUM, INC.
ALERIS BLANKING AND RIM PRODUCTS, INC.
ALERIS OHIO MANAGEMENT, INC.
ALSCO HOLDINGS, INC.
ALSCO METALS CORPORATION
ALUMITECH OF CLEVELAND, INC.
ALUMITECH OF WABASH, INC.
ALUMITECH OF WEST VIRGINIA, INC.
ALUMNITECH, INC.
AWT PROPERTIES, INC.
COMMONWEALTH ALUMINUM
COMMONWEALTH ALUMINUM SALES
COMMONWEALTH INDUSTRIES, INC.
CONCAST, INC. CORPORATION
ETS SCHAEFER CORPORATION
GULF REDUCTION CORPORATION
IMCO INTERNATIONAL, INC.
IMCO INVESTMENT COMPANY
IMCO RECYCLING OF CALIFORNIA, INC. IMCO RECYCLING OF IDAHO INC.
IMCO RECYCLING OF ILLINOIS INC.
IMCO RECYCLING OF INDIANA INC.
IMCO RECYCLING OF OHIO INC.
IMCO RECYCLING OF UTAH INC.
IMCO RECYCLING SERVICES COMPANY
IMSAMET, INC.
INTERAMERICAN ZINC, INC.
METALCHEM, INC.
MIDWEST ZINC CORPORATION
ROCK CREEK ALUMINUM, INC.
SILVER FOX HOLDING COMPANY
U.S. ZINC CORPORATION
U.S. ZINC EXPORT CORPORATION
WESTERN ZINC CORPORATION

By:	/s/ Sean M. Stack
Name:	Sean M. Stack
Title:	Senior Vice President

IMCO MANAGEMENT PARTNERSHIP L.P.

By:	IMCO Recycling Inc., its general partner

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

IMCO INDIANA PARTNERSHIP L.P.

By:	IMCO Energy Corp., its general partner

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

IMCO RECYCLING OF MICHIGAN LLC

By:	IMCO Recycling Inc., its manager

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

CA LEWISPORT, LLC

By:	Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

CI HOLDINGS, LLC

By:	Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

COMMONWEALTH ALUMINUM, LLC

By:	Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

COMMONWEALTH ALUMINUM LEWISPORT, LLC

By:	CA Lewisport, LLC, its managing member

By:	Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

COMMONWEALTH ALUMINUM METALS, LLC

By:	Commonwealth Aluminum Lewisport, LLC, its sole member

By:	CA Lewisport, LLC, its managing member

By:	Commonwealth Industries, Inc., its sole member

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

COMMONWEALTH ALUMINUM TUBE ENTERPRISES, LLC

By:	Commonwealth Aluminum Concast, Inc., its sole member

By:	/s/ Sean M. Stack
Name: Sean M. Stack
Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President